Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Heartland Financial USA, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-81374, and 333-212764 on Forms S-3; Nos. 333-125089, 333-181481, and 333-211507 on Forms S-8; and Nos. 333-222619, 333-216919 and 333-215047 on Forms S-4) of Heartland Financial USA, Inc. of our reports dated February 28, 2018, with respect to the consolidated balance sheets of Heartland Financial USA, Inc. and subsidiaries (the Company) as of December 31, 2017 and 2016, and the related consolidated statements of income, comprehensive income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 31, 2017, which reports appear in the December 31, 2017 annual report on Form 10‑K of Heartland Financial USA, Inc.
Our report dated February 28, 2018, on the effectiveness of internal controls over financial reporting as of December 31, 2017, contained an explanatory paragraph that states the Company acquired Citywide Banks of Colorado, Inc. on July 7, 2017, and management has excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2017, Citywide Banks of Colorado, Inc.’s internal control over financial reporting associated with total assets of $778.9 million and total revenues of $16.0 million included in the consolidated financial statements of the Company as of and for the year ended December 31, 2017. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Citywide Banks of Colorado, Inc.
/s/ KPMG LLP
Des Moines, Iowa
February 28, 2018